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                                                                   EXHIBIT 10.10

             GAMING MACHINE LEASE AND ADDITIONAL SERVICE AGREEMENT

THIS AGREEMENT is made this 26th of March 1999, by and between KACHINA GAMING, a division of AutoLend Group, Inc., a New Mexico headquartered company ("Kachina" or "Lessor"), and the Loyal Order of the Moose, Lodge #1680 a New Mexico nonprofit organization ("Proprietor" or "Lessee"), located at 19842 Highway 314, Belen NM 87002.


                             Preliminary Statement

  The State of New Mexico ("State") has adopted the Gaming Control Act which permits certain nonprofit organizations within the state to possess and operate gaming machines on their premises for the purpose of raising revenues for educational and other purposes.

  Proprietor is an organization established under New Mexico law which is qualified to participate in the State's gaming program as a state operator upon licensing by the State.

  Kachina is willing to provide gaming equipment; is familiar with New Mexico state laws and regulations pertaining to gaming operations, gaming facility design and set up, and licensing; and has sufficient resources to supply and assist Proprietor in setting up its gaming machines in strict accordance with state law upon its licensing as a gaming machine distributor by the State.

  Proprietor desires to retain Kachina to assist in setting up its gaming machine operation ("Project") and provide all gaming equipment.

  NOW THEREFORE, in consideration of the mutual promises and undertakings set forth below, the adequacy and sufficiency of which as consideration to establish a legally binding contract is expressly acknowledged by both parties, the parties agree as follows:

1. Kachina's Services. Kachina will provide the following services ("Services") to Proprietor at the location described in Exhibit A ("Premises"), attached to this agreement:

A. Lease and deliver gaming laboratory approved gaming machines, computer software and related equipment, Exhibit B ("Equipment") for Proprietor's Project;

B. Provide additional services from the following list;
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(1) Assist Proprietor in securing all required licenses for its Project;

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(2) Work with Proprietor to determine the appropriate mix, number and type of gaming machines and design a gaming machine layout in compliance with State laws and regulations;

(3) Provide training to the Proprietor with regard to compliance with state laws, rules and regulations; operation and maintenance of gaming machines; state reporting requirements; and other subjects required for the Proprietor to legally and successfully operate its Project in compliance with state laws;

(4) Service gaming machines on a regular and emergency basis within a reasonable time period, and provide a toll-free phone number for service calls;

(5) Assist Proprietor in preparing reports as required by the State;

(6) Collect gaming machine revenues and pay over to Proprietor all such revenues after deducting taxes and Kachina's fees as set forth below;

(7) Reimburse Proprietor for state license fees, background investigation fees, operator license fees and work permit fees during the term of this Agreement on the gaming equipment furnished to Proprietor;

(8) Provide a "house bank loan" if needed;

(9) Provide a loan for facility improvement to ensure the facility meets all regulatory requirements.

2. Fees to Kachina as Exclusive Gaming Equipment Supplier. Kachina shall be the exclusive supplier of all gaming equipment permitted by the Gaming Control Act to Proprietor and to the Premises for the term of this agreement; and Kachina shall have exclusive access to the coin and currency boxes on all gaming machines upon the Premises. Fees shall be as follows:

    A. In exchange for the delivery and lease of the machines (as in 1.A. above), Proprietor shall pay Kachina XXXXX of Net Revenues collected.

    B. In exchange for any or all of Kachina's additional services (as in 1.B. above, or elsewhere in this agreement), Proprietor shall pay Kachina another XXXXX of Net Revenues collected.
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    However, in the event that Proprietor's total income from gaming might otherwise exceed its revenue derived from fraternal sources (as those italicized terms are defined in the Gaming Policy of Moose International, and any other internal rules or bylaws, etc., of Moose International), and further subject to the maximums and other regulations of the NM Gaming Control Board, then the ten percent payment of this section 2.B shall be increased to the extent necessary or possible to diminish this excess, in keeping with Moose International policies.

    "Net Revenues" means the total amount of money wagered less pay out of all prizes and New Mexico Gaming Taxes. If State law and


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regulations do not permit fees to be paid to Kachina as described above, Kachina shall have the option of withdrawing from the agreement, or eliminating some or all services that are not specifically detailed in 1.A. above.

Proprietor shall not be required to make a per machine payment to terminate the lease; lease termination shall be governed by Section 15. There are no other fees payable to Kachina other than the percentage payment set out in this Section.

3. Proprietor's Responsibilities. Proprietor shall allow the gaming machines to be placed in prominent places within the Premises as soon as such gaming machines are delivered by Kachina. Proprietor shall provide a comfortable, secure gaming environment and be open during all legal gaming hours at its sole expense. Proprietor shall furnish Kachina all necessary electrical outlets and electricity for the operation of its Equipment at Proprietor's sole expense. In the event any of the Equipment becomes inoperable, Proprietor agrees to notify Kachina immediately in order for Kachina to provide service to the Equipment or to replace the Equipment with the same or similar kind or quality of Equipment.

    Kachina and Proprietor shall apply to the Gaming Control Board for appropriate licenses, and any required renewals, in order to be licensed under the Gaming Control Act for the purpose of conducting gaming as described in the Gaming Control Act. Such applications shall be filed as soon as practicable after forms, rules, and regulations are adopted by the Gaming Control Board.

4. Term. The initial term of this agreement shall be for forty-eight months from the date first written above. This agreement will automatically renew for an additional year and upon the same terms and conditions unless, at least 60 days before the end of the initial term, one party provides the other with written
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notice of renegotiation or cancellation of this agreement.

5. Indemnification and Insurance. Proprietor agrees to indemnify Kachina for damages to or destruction of Kachina's Equipment on the Premises excluding normal wear and tear. PROPRIETOR WARRANTS THAT IT WILL USE AND CAUSE ALL EQUIPMENT TO BE USED IN A LAWFUL MANNER.

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     Proprietor now and at all times hereafter, agrees to and does hold Kachina, its members, managers, employees, agents and its respective successors and permitted assigns harmless from and against all damages, liabilities, obligations, deficiencies, claims, actions, demands, judgments, interest, losses, diminution in value, proceedings, costs and expenses, all of whatever kind or nature, including, without limitation, reasonable attorneys fees and other legal costs and expenses, incurred by Kachina as a result of Proprietor's failure to comply with the terms of this Agreement and/or Proprietor's operation of gaming machines on its Premises.

     Proprietor shall secure and maintain liability insurance, and shall furnish Kachina with a copy of said policy. Proprietor shall secure and maintain comprehensive hazard insurance (covering fire, theft, damage, etc.) To adequately cover all equipment and furnishings of the Premises, including the gaming machines and Equipment provided under this Agreement, and shall include Kachina as an additional named insured under such policy, and shall provide Kachina with a copy of such policy. Kachina will reimburse insurance company specifically for adding Kachina as an additional named insured on the hazard policy; such annual cost is estimated by Proprietor (after discussion with its insurance agent) to be approximately $500 per year.

6. Modification, Illegality and Severability. If the rules and regulations under the Gaming Control Act or of the Gaming Control Board or other local, state or federal law or regulations, be such that any provisions herein may be deemed invalid, then the parties agree to modify the Lease as necessary to bring it into conformity with those rules and regulations, while maintaining the intent of the parties to the Lease. Any such modification will not affect the remaining provisions of the Lease. This agreement shall not be effective until it is reviewed and approved (either specifically or in generic form) by the New Mexico Gaming Control Board, in accordance with rule 15 NMAC 1.10.32.4.

7. Service, Observation, and Quantity of Machines. Kachina shall service and maintain the Equipment and keep it in operable condition. Proprietor shall not open the gaming devices, physically extract money or tokens from them, or otherwise tamper with them in any manner.
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    Kachina maintains the right to decide to repair or replace machines. Lessor shall decide if the usage volume for the location justifies keeping the maximum number of machines as permitted by law or if fewer machines is appropriate in the circumstances.

    Kachina and its agents and employees shall have the right to enter into and upon the Proprietor's premises where the Equipment is located, at all reasonable times during normal business hours,


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for the purpose of collecting cash from the machines, maintenance and replacing, inspecting, or observing the use of the Equipment. However, under no circumstances may Kachina interfere with the operation of Proprietor's business.

8. Ownership. Proprietor warrants that the Equipment leased under this Agreement is Kachina's sole and exclusive property. Proprietor further warrants that the Equipment will be located at the address first set out above. Proprietor shall have no right or interest in such Property except as expressly set forth in this Lease. Proprietor shall not mortgage or encumber the Equipment at any time. If Proprietor leases its premises from a third party, then Proprietor will use its best efforts to obtain a Landlord's Lien Waiver with respect to the Equipment. A separate document providing for such waiver will be provided by Kachina. Any new premises lease entered into by Proprietor after the execution of this Agreement shall be required to include such a Landlord's Lien wavier.

    Proprietor shall not allow a lien of any nature whatsoever to be filed or maintained against the Equipment or gaming revenues. If any lien is filed in contravention of this provision, Proprietor shall notify Kachina and take immediate steps to remove or satisfy it within 10 days of receipt of notice of said lien. If such lien is not removed or satisfied within 45 days of its filing, Kachina may terminate this agreement without further notice, and remove its Equipment. All Equipment shall bear the name "Kachina Gaming" and shall state thereon that said Equipment is the sole property of Kachina Gaming.

9. Competitive Equipment. During the term of the Lease, or any renewal term thereof, Proprietor will not enter into any other agreement, lease, purchase order, or contract of any kind with any other manufacturer, distributor, supplier, lessor, or vendor of gaming devices, gaming machines, or any other type of machines or contrivances which feature gambling methods, nor place upon its premises any form of such equipment which would compete with the purpose, use, or operation of the Equipment, unless permission is
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obtained in writing from Kachina, which may withhold such permission in its sole discretion for any reason.

10. Records. The State of New Mexico will require that the gaming devices and gaming machines be connected to its central accounting system which monitors the operation of those devices and machines. Proprietor agrees it will cooperate fully with the State (or any of its agencies) and with Kachina in facilitating this connection.

    Kachina and Proprietor will each maintain separate full and complete books and records regarding the operation and use of the Property as required by law. Each party may inspect those books

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and records of the other party which pertain to the operation and use of the
Property upon reasonable written notice to that party. Reasonable notice is a minimum of seven (7) days.

11. Compliance with Gaming Laws. Proprietor warrants it shall not knowingly do any act which will cause the leased Property of Kachina to be confiscated or appropriated by any agency of the State of New Mexico, or any other government-related agency. In the event any of the Property leased hereunder is confiscated or appropriated by any such agency, then the Proprietor shall be responsible to Kachina for the value of the leased Property confiscated or appropriated, and for any loss of earnings under this Agreement.

12. Remedies. Both parties acknowledge the remedies at law for breach of this agreement are inadequate given the highly competitive nature of the gaming machine industry, and the difficulty of finding alternate locations not committed to existing agreements. Proprietor further acknowledges the unique nature of this location. Proprietor further acknowledges that the loss of this location will result in irreparable harm to Kachina. As a result, the parties agree that either party may petition a court of competent jurisdiction and obtain a restraining order and/or injunction requiring compliance with the terms of this Agreement. The parties hereto agree that the proper jurisdiction and venue for any action in court to enforce or interpret this Agreement shall be the Second Judicial District of New Mexico, Bernadillo County, New Mexico.

    Notwithstanding the foregoing, in the event of a breach by Proprietor, in addition to any other remedy available, Kachina may elect to terminate this Agreement and remove all Equipment without interference from Proprietor or its member; and Kachina shall be entitled to liquidated damages in an amount equal to Kachina's average weekly revenues, prior to said breach, multiplied by the number of weeks remaining in the unexpired term of this Agreement.
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The court will also award attorneys fees, costs, and pre and post judgment interest at the post judgment interest rate.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Kachina may assign this Agreement without limitation and Proprietor agrees to any assignment by Kachina during the term of this Agreement. Proprietor shall not assign this Agreement to any third party. If Proprietor relocates its business or nonprofit operations, Proprietor shall allow Kachina, at its option and expense, to transport Kachina's Equipment (or to deliver similar Equipment) to the new location, under the same terms and condition set forth in this Agreement.

14. Miscellaneous Terms. In the event that a court of competent jurisdiction declares any of the conditions or terms herein invalid or unenforceable for any reason, the remaining provisions shall be given full force and effect. This Agreement shall be irrevocable by the parties hereto.

    Each party to this Agreement warrants and represents that the signatory hereof on its behalf has full, lawful authority to enter into this agreement. The parties further certify that there are no reservations or understandings except as provided in this Agreement. Any prior statements, offers, representations or understandings are deemed a matter of negotiation only and are merged into this Agreement which contains the only agreement between the parties regarding the subject matter described herein. Proprietor further certifies that there are no contracts or agreements with any other party regarding the subject matter herein.

15. Termination. This Agreement may be terminated as follows:

(a) By either party for breach of any material term hereof, provided that the non-breaching party has given written notice of the breach and an opportunity to the defaulting

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party to cure the breach; and further provided that the breaching party has failed to cure the breach within 20 days of actual receipt of notice of the breach or in such other time as may be reasonable given the nature of the default;

(b) By Kachina it, in the thirty-day period following the end of the first six months of actual gaming operations, Kachlna provides a minimum of 90 days advance written notice to
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    Proprietor; in such case, Kachina shall have a one-time option to unilaterally terminate this agreement;

(c) By either party at the end of the initial term of this agreement upon providing the other party written notice at least 60 days before the expiration of the initial term.

16. Notice. Notice under this Agreement shall be deemed sufficient if given by First Class Mail and facsimile to the address below,


if to Kachina Gaming:          if to Proprietor:
Attn.: President               Loyal Order of the Moose #1680
AutoLend Group, Inc,           19842 Highway 314
600 Central SW, 3rd Floor      Belen, NM 87002
Albuquerque, NM 87102          Attention:  Governor & Administrator
Ph. (505) 760-1000             Ph. (505) 864-7995
Fx. (505) 768-llll             Fx. (505) --------

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     THE PARTIES HERETO SIGNIFY THEIR AGREEMENT as evidenced by their signatures below.


                                        PROPRIETOR
KACHINA GAMING                          Loyal Order of the Moose,
A division of AutoLend Group, Inc.      Lodge #1680, City of Belen
By:  J. Ovington (signed and typed) By: Matthew V. Carrasco
                                            (signed)
     Executive Vice President (for F. Chavez)  Its Authorized Agent
     Its Authorized Agent                    Matthew V. Carrasco
                                             Name (Printed)
                                       Administrator
                                           Title
  Date: 4-1-99